Exhibit (k)(6)

MASTER PARTICIPATION AND ASSIGNMENT AGREEMENT

Master Participation and Assignment Agreement (this “Agreement”) dated as of May 23, 2013 between CM Finance LLC, a limited liability company organized under the laws of the State of Maryland (the “Transferor”), and CM Finance SPV Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Transferee”). Capitalized terms not defined herein shall have the meaning assigned such terms in the Indenture (the “Indenture”), dated as of the date hereof, between the Transferee, as Issuer, and State Street Bank and Trust Company, as Trustee.

RECITALS

The Transferor owns certain investments described on Schedule 1 of the Indenture (the “Debt Obligations”). The Transferor desires to sell each Debt Obligation (or, to the extent such sale is not able to be effected on the Closing Date (as defined below), to grant an undivided 100% participation interest therein) to the Transferee, and the Transferee desires to purchase each Debt Obligation (or, to the extent such sale is not able to be effected on the Closing Date, to acquire an undivided 100% participation interest therein) from the Transferor. Such sale and purchase (or grant and acquisition) of each Debt Obligation is referred to herein as the “Transfer” of such Debt Obligation. The purchase price with respect to the Transfer of each Debt Obligation is referred to herein as the “Purchase Price” with respect to such Debt Obligation and is set forth in the column “Price” on Schedule 1 of the Indenture.

Each Transfer shall occur, for trade date purposes, and settlement of the Transfer of each Debt Obligation (the “Settlement”), including payment of the related Purchase Price on the date hereof (the “Closing Date”). If the Notes Transaction (as defined below) does not close, no Settlement shall occur and no Purchase Price shall be payable. (i) To the extent that the Transferor is able to have satisfied on or prior to the Closing Date all conditions specified in the related credit agreement, loan agreement or similar governing document to the transfer of record ownership of a Debt Obligation to the Transferee, the related Transfer will take the form of a sale by assignment of such Debt Obligation on the Closing Date from the Transferor to the Transferee (each such Debt Obligation, a “Sold Debt Obligation”) and (ii) to the extent that the Transferor has not been able to satisfy on or prior to the Closing Date all conditions specified in the related credit agreement, loan agreement or similar governing document to the transfer of record ownership of a Debt Obligation to the Transferee, the related Transfer will take the form of the grant of an undivided 100% participation interest in such Debt Obligation on the Closing Date (each such Debt Obligation, a “Participated Debt Obligation”). With respect to any Participated Debt Obligation, the Transferor and Transferee will cause the relevant participation to be elevated to an assignment as soon as practicable, pursuant to the provisions of Section 3.01, after the Closing Date. Such elevation is referred to herein as the “Elevation” with respect to any Participated Debt Obligation, and the date of any Elevation of such Participated Debt Obligation is referred to herein as the related “Elevation Date”.

The Transferee expects to obtain term financing on the Closing Date by issuing Class A Notes (such notes, the “Notes”) under the Indenture (the “Notes Transaction”).

The parties hereto wish to provide for various matters in connection with the foregoing.

AGREEMENT

Accordingly, in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Transfer

SECTION 1.01 Transfer. Upon the terms and subject to the conditions hereof:

(i) on the Closing Date, the Transferor and the Transferee hereby effect each Transfer, and, accordingly:

(A) with respect to each Sold Debt Obligation, the Transferor hereby sells, transfers, assigns and conveys to the Transferee, and the Transferee hereby purchases from the Transferor, in each case for Settlement on the Closing Date, (i) all the Transferor’s right, title, benefit and interest in and to such Debt Obligation, including any rights to accrued and unpaid interest, any payment or other periodic distributions as provided in Section 1.02, and (ii) all proceeds, accessions, profits, income benefits, substitutions and replacements, whether voluntary or involuntary, of and to any of the property described in the preceding clause (i) (collectively (i) and (ii), “Income Collections”); and

(B) with respect to each Participated Debt Obligation, the Transferor irrevocably agrees to grant to the Transferee, and the Transferee agrees to acquire from the Transferor, a 100% undivided participation interest in such Debt Obligation, which interest shall be understood to include, to the extent permitted to be transferred under applicable law, all claims, causes of action and any other right of the Transferor (in its capacity as a lender under any credit documentation executed and delivered in connection with a Debt Obligation), whether known or unknown, against any obligor or any of its affiliates, agents, representatives, contractors, advisors or other Person arising under or in connection with such documentation or that is in any way based on or related to any of the foregoing or the loan transactions governed thereby, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and purchased pursuant to this Agreement, (each, a “Participation Interest” and collectively, the “Participation Interests”), in each case, for Settlement on the Closing Date upon the terms and subject to the conditions set forth in this Agreement.

(ii) the Transferee agrees that, at the Settlement for each Sold Debt Obligation or Participated Debt Obligation on the Closing Date, the Transferee shall pay to the Transferor the Purchase Price for such Debt Obligation or Participation Debt Obligation. The Transferee and Transferor hereby agree that the transfer or issue (as the case may be) of the following from the Transferee to the Transferor on the Closing Date shall constitute payment in full of the Purchase Price: (i) $73,500,000 of Notes, (ii) $18,705,975.00 in the lawful currency of the United States by wire transfer in immediately available funds to an account previously specified for such purpose by the Transferor, and (iii) the ordinary shares of the Issuer.

(iii) The agreed Purchase Price of each Debt Obligation is set forth on Schedule 1 of the Indenture.

SECTION 1.02 Income Collections; Payments of Income Collections and Other Payments Received After the Closing Date.

(a) With respect to each Debt Obligation, the Transferee shall acquire all rights to Income Collections that, as of the Closing Date, are accrued but unpaid with respect to the period both prior to, and from and after, the Closing Date.

(b) If at any time after the Closing Date the Transferor receives any Income Collection, the Transferor shall deliver such Income Collection promptly to the Transferee. If at any time after the Closing Date the Transferor receives any other payment (including principal) with respect to a Debt Obligation (whether a Sold Debt Obligation or a Participated Debt Obligation), the Transferor shall deliver such payment promptly to the Transferee.

SECTION 1.03 Deliveries.

(a) On or prior to the Closing Date with respect to any Sold Debt Obligation (or the relevant Elevation Date with respect to any Participated Debt Obligation), the Transferor shall cause the Transferee or its designee to become the record owner of the related Debt Obligation, including by giving any required notice or obtaining any required consent.

(b) Each party agrees to execute and deliver all such further documents as may be reasonably requested by the other party in order to effect each Transfer as contemplated hereby.

SECTION 1.04 Conditions. The obligations of the parties to effect each Transfer are subject to the condition that no injunction or order of any court or regulatory agency of competent jurisdiction prohibiting or restraining such Transfer shall be in effect.

SECTION 1.05 Treatment of Transfer; Backup Grant of Security Interest.

(a) Each party hereto (i) agrees that each Transfer shall be a sale for all relevant purposes (other than for Federal, state and local income tax purposes) and (ii) intends, and has as its business objective, that each Transfer be an absolute transfer and not be a transfer as security for a loan. The relationship between the Transferor and Transferee shall be that of seller and buyer. Neither is a trustee or agent for the other, nor does either have any fiduciary obligations to the other. This Agreement shall not be construed to create a partnership or joint venture between the parties hereto.

(b) If, notwithstanding such intention, any Transfer is characterized by a court of competent jurisdiction as a transfer as security for a loan or other financing rather than a sale, or any Transfer shall for any reason be ineffective to transfer to the Transferee all of the Transferor’s right, title and interest in any Debt Obligation (including the Income Collections thereon) (in each case, a “Recharacterization”), then the Transferor shall be deemed to have granted to the Transferee, and the Transferor hereby grants to the Transferee on the date thereof, and in anticipation of the possibility of such Recharacterization, the Transferor hereby grants to the Transferee as of the date hereof, a security interest in and lien on all the Transferor’s right, title and interest in and to each such Debt Obligation (including the Income Collections thereon), whether now existing or hereafter acquired, in order to secure a debt in an amount equal to the Purchase Price of such Debt Obligation plus Income Collections thereon.

(c) If any Transfer is recharacterized as a secured loan or other financing, this Agreement shall constitute a security agreement under the law of the State of New York and, in addition to any other rights available under this Agreement and under any of the Debt Obligations or otherwise available at law, the Transferee shall have of the all rights and remedies of a secured party under the law of the State of New York and other applicable law to enforce the security interests granted hereby and, in addition, shall have the right, subject to compliance with any mandatory requirements of applicable law, to sell or apply any Debt Obligations in accordance with the terms hereof at public or private sale.

(d) For so long as the Transferee owns any Debt Obligation, the Transferee shall record in the Transferee’s books and records the fact that the Transferee is the owner of such Debt Obligation. After the Closing Date, the Transferor shall record in the Transferor’s books and records the fact that the Transferor is no longer the beneficial owner or, in the case of each Sold Debt Obligation, the record owner of such Debt Obligation and, after the relevant Elevation Date with respect to any Participated Debt Obligation Transferor shall record in the Transferor’s books and records the fact that the Transferor is no longer the record owner of such Participated Debt Obligation.

(e) Transferor authorizes Transferee to execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as the Transferee may consider advisable or necessary in order to perfect the security interest granted hereunder, and agrees to take such action, at the Transferee’s expense, that the Transferee may deem reasonably necessary in order to perfect such security interest created hereunder.

SECTION 1.06 Compliance with Law. So long as the Transferor exists and knows that the Transferee exists, the Transferor shall observe all applicable procedures required by the laws of the jurisdiction of its formation.

ARTICLE II

Representations and Warranties

SECTION 2.01 Representations and Warranties of Each Party. Each party hereto (each, the “Representing Party”) represents and warrants to the other party as follows:

(i) The Representing Party is duly incorporated and validly existing as an entity and is in good standing under the laws of its jurisdiction of incorporation.

(ii) The Representing Party has the requisite power and authority to enter into and perform this Agreement.

(iii) This Agreement has been duly authorized by all necessary action on the part of the Representing Party, has been duly executed by the Representing Party and is the valid and binding agreement of the Representing Party enforceable against such party in accordance with its terms.

(iv) The Representing Party is adequately capitalized in light of its contemplated business or activities.

(v) No Transfer will be a transfer of property in connection with any pre-existing indebtedness owed by the Transferor to the Transferee.

(vi) There are no agreements or understandings between the Representing Parties (other than this Agreement) relating to or affecting the Debt Obligations and the proceeds thereof.

(vii) The Representing Party conducts its business or activities solely in its own name.

(viii) The Representing Party maintains separate financial records that enable its assets to be readily ascertained as separate and apart from those of the other party.

(ix) The Representing Party’s funds are not commingled with those of the other party.

(x) None of the execution, delivery and performance of this Agreement by the Representing Party will:

(A) conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or passage of time, or both, would constitute a default) under, any term or provision of the organizational documents of the Representing Party or any indenture, agreement, order, decree or other instrument to which the Representing Party is a party or by which the Representing Party is bound, which conflict, breach or default would materially and adversely affect the Representing Party’s ability to perform its obligations hereunder; or

(B) violate any provision of any law, rule or regulation applicable to the Representing Party of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Representing Party or its properties.

SECTION 2.02 Representations and Warranties of the Transferor. The Transferor represents and warrants to the Transferee as follows:

(i) On the Closing Date with respect to each Debt Obligation, the Transferor will own such Debt Obligation, will have good and marketable title thereto, free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind, and upon the closing of each Transfer on the Closing Date (or upon the Elevation on the relevant Elevation Date with respect to any Participated Debt Obligation), the Transferee will receive good and marketable title to such Debt Obligation, free and clear of any pledge, lien, investment interest, charge, claim, equity or encumbrance of any kind created by the Transferor or any Person claiming through the Transferor (subject to the lien created under Section 1.05 hereof). The participation in each Participated Debt Obligation will be granted to the Transferee free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest (other than the Transferor’s record ownership of the related Debt Obligation).

(ii) None of the execution, delivery and performance by the Transferor of this Agreement will adversely affect the nature of the title to any Debt Obligation received by the Transferee as provided in Section 2.02(i).

(iii) No consent, license, approval or authorization from, or registration or qualification with, any governmental body, agency or authority, nor any consent, approval, waiver or notification of any creditor or lessor is required in connection with the execution, delivery and performance by the Transferor of this Agreement, except such as have been obtained and are in full force and effect.

(iv) The Transferor has valid business reasons for transferring the Debt Obligations to the Transferee rather than obtaining a secured loan with the Debt Obligations as collateral. The Transferor is not effecting any Transfer in contemplation of the Transferor’s insolvency or with any actual intent to hinder, delay or defraud any of its creditors.

(v) All corporate actions of the Transferor, with respect to the transactions contemplated hereby, have been and will continue to be reflected in any minutes of the Transferor. This Agreement is and will continue to be an official record of the Transferor.

(vi) The Transferor has been solvent at all relevant times before each Transfer and will not be rendered insolvent by any Transfer. Before the date hereof, the Transferor did not engage in or have plans to engage in any business or transaction as a result of which the total assets remaining with the Transferor would constitute an unreasonably small amount of capital. The Transferor has not incurred and does not intend to incur, debts that would be beyond its ability to pay as they mature.

ARTICLE III

Miscellaneous

SECTION 3.01 Elevation.

(a) Subject to the terms and provisions of the applicable Participated Debt Obligations, each party under this Agreement shall use commercially reasonable efforts to cause the Transferor to effect an Elevation, as soon as reasonably practicable, with respect to each such Participated Debt Obligation and take such action (including the execution and delivery of an assignment agreement or other further documentation) as shall be mutually agreeable in connection therewith and in accordance with the terms and conditions of each such Participated Debt Obligation and consistent with the terms of this Agreement. The Transferee shall pay any transfer fees and other expenses payable in connection with an Elevation and any expenses of administering each Participated Debt Obligation prior to its Elevation.

(b) Transferor shall (so far as the same is within its power and control) maintain its existence as a limited liability company organized under the laws of the State of Maryland until an Elevation has been effected with respect to each Participated Debt Obligation. If the Transferor is dissolved notwithstanding the foregoing, the Transferor and Transferee agree that the Participation Interests in each of the Participated Debt Obligations shall elevate automatically and immediately to an assignment and all of Transferor’s rights, title, interests and ownership of such Participated Debt Obligations shall vest in Transferee. Transferor shall be deemed to have consented and agreed to Elevation for each of the Participated Debt Obligations upon the execution of this Agreement. Transferor agrees that, following Transferor’s dissolution, Transferee shall be permitted to take any and all action necessary to effectuate an Elevation and/or finalize an assignment of any of the Debt Obligations, and in furtherance of the foregoing, effective immediately upon a dissolution of Transferor, Transferor hereby makes, constitutes and appoints Transferee, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents that the Transferee reasonably deems appropriate or necessary in connection with any Elevation or finalization of an assignment of any of the Debt Obligations. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the bankruptcy or insolvency or dissolution of the Transferor.

SECTION 3.02 Amendments. This Agreement may not be amended, altered, supplemented or otherwise modified, except by the execution and delivery of a written agreement by each of the parties hereto.

SECTION 3.03 Communications. Except as may be otherwise agreed between the parties, all communications hereunder shall be made in writing to the relevant party by personal delivery or by courier or first-class registered mail, or the closest local equivalent thereto, or by facsimile transmission confirmed by personal delivery or by courier or first-class registered mail as follows:

To the Transferor:

CM Finance LLC

399 Park Avenue, 39th Floor

New York, NY 10022

Telephone No.: 212-380-5915

Telecopier No.: 212-380-5904

Attention: Stephon Barnes, Michael C. Mauer and Christopher E. Jansen

To the Transferee:

CM Finance SPV Ltd.

c/o CM Finance LLC

399 Park Avenue, 39th Floor

New York, NY 10022

Telephone No.: 212-380-5915

Telecopier No.: 212-380-5904

Attention: Stephon Barnes, Michael C. Mauer and Christopher E. Jansen

or to such other address, telephone number or facsimile number as either party may notify to the other party in accordance with the terms hereof from time to time. Any communications hereunder shall be effective upon receipt.

SECTION 3.04 Certain Definitions; Interpretation.

(a) As used herein:

“Person” means an individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, statutory trust, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding thereof.

(b) Except as otherwise specified herein or as the context may otherwise require:

(i) capitalized terms used in this Agreement have the respective meanings assigned to them herein for all purposes of this Agreement;

(ii) the definitions of terms herein are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms;

(iii) terms (like “Voting”) that are related to terms that are defined herein (like “Vote”) shall have related meanings;

(iv) the terms “payment” and “distribution” are synonymous;

(v) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole (including any attachments hereto) and not to any particular Article, Section or other subdivision;

(vi) the word “including” and correlative words shall be deemed to be followed by the phrase “without limitation” unless actually followed by such phrase or a phrase of like import;

(vii) the word “or” is always used inclusively herein (for example, the phrase “A or B” means “A or B or both”, not “either A or B but not both”) when not used in an “either/or” construction;

(viii) references to a Person include references to such Person’s successors and assigns (but this clause (viii) shall not permit any assignment of any right hereunder or any delegation of any obligation hereunder that is prohibited or limited hereby);

(ix) references to an agreement or other document are to it as amended, supplemented, restated and otherwise modified from time to time and to any successor document;

(x) references to a statute, regulation or other government rule are to it as amended from time to time and, as applicable, are to corresponding provisions of successor governmental rules; and

(xi) references to an “Article”, a “Section”, an “Exhibit” or a “Schedule” are to an article hereof, a section hereof, an exhibit hereto or a schedule hereto.

(c) The titles of Articles and Sections hereof are for convenience only, and they neither form a part of this Agreement nor are to be used in the construction or interpretation hereof.

SECTION 3.05 Governing Law. This Agreement shall be construed in accordance with the law of the State of New York, and this Agreement, and all matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise), shall be governed by such law.

SECTION 3.06 Non-Petition; Limited Recourse.

(a) Notwithstanding any other provision of this Agreement, the Transferor agrees that it may not, prior to the date which is one year and one day (or if longer, any applicable preference period) after the payment in full of all Notes and any other debt obligations of the Transferee that have been rated upon issuance by any rating agency at the request of the Transferee, institute against, or join any other Person in instituting against, the Transferee any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceedings, or other Proceedings under Cayman Islands, U.S. federal or state bankruptcy or similar laws. Nothing in this Section 3.06(a) shall preclude, or be deemed to stop, the Transferor:

(i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Transferee or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Transferee; or

(ii) from commencing against the Transferee or any of their respective properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceeding.

(b) [RESERVED]

(c) Notwithstanding any other provision of this Agreement:

(i) The obligations of the Transferee under this Agreement are limited recourse obligations of such party payable solely from the Transferee’s assets (excluding its ordinary share capital, any transaction fees paid to it and any income earned on such excluded amounts), and, following realization of such assets and application of the proceeds thereof (including in accordance with the Notes Transaction and the Indenture), all obligations of and any claims against such party hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive.

(ii) No recourse shall be had against any officer, director, employee, shareholder, member, authorized person or incorporator of the Transferee or its manager or their respective affiliates, successors or assigns for any amounts payable under this Agreement.

(iii) The foregoing provisions of this Section 3.06(c) shall not:

(A) prevent recourse to the Transferee’s assets for the sums due or to become due under any security, instrument or agreement that is part of such assets;

(B) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until all such assets have been realized;

(C) limit the right of the Transferor to name the other party as a party defendant in any Proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any Person referred to in Section 3.06(c)(ii).

(d) This Section 3.06 shall survive the termination of this Agreement and the Notes Transaction.

SECTION 3.07 No Liability.

(a) The Transferor makes no representation or warranty, express or implied, and assumes no responsibility, with respect to the genuineness, authorization, execution, delivery, validity, legality, value, sufficiency, perfection, priority, enforceability or collectability of any credit documentation executed and delivered in connection with a Debt Obligation. The Transferor assumes no responsibility for (i) (except as otherwise expressly provided herein) any representation or warranty made by, or the accuracy, completeness, correctness or sufficiency of any information (or the validity, completeness or adequate disclosure of assumptions underlying any estimates, forecasts or projections contained in such information) provided directly or indirectly by, any obligor in respect of a Debt Obligation or any credit documentation thereof or by any other Person, (ii) the performance or observance by any obligor of any of the provisions of any credit documentation in respect of a Debt Obligation (whether on, before or after the Closing Date), (iii) the filing, recording, or taking of any action with respect to any credit documentation in respect of a Debt Obligation, (iv) the financial condition of any obligor in respect of a Debt Obligation or of any other Person or (v) (except as otherwise expressly provided herein) any other matter whatsoever relating to any obligor in respect of a Debt Obligation, any other Person or the Debt Obligations.

(b) In making, handling and transferring the Sold Debt Obligations and the Participated Debt Obligations, the Transferor shall exercise the same care as it normally exercises with respect to loans or commitments, but the Transferor shall have no further responsibility to the Transferee except as expressly provided herein and except for its own gross negligence or willful misconduct which results in actual loss to the Transferee.

SECTION 3.08 Conduct of Business. Transferor represents, warrants and agrees that, from and after the Closing Date, it will not engage in any activities other than holding record ownership of the Participated Debt Obligations, receiving payments in respect of the Participated Debt Obligations and remitting such payments to Transferee, effecting Elevations with respect to the Participated Debt Obligations and performing its other obligations under this Agreement. Transferor represents, warrants and agrees that, from and after the date hereof, it shall not grant a security interest in or lien on or otherwise pledge, mortgage, hypothecate or encumber (or permit such to occur or suffer such to exist other than pursuant to this Agreement or the Original Indenture), any part of the Sold Debt Obligations or Participated Debt Obligations.

SECTION 3.09 Parties Benefited.

(a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any right or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) or delegated by either party without the prior written consent of the other party, except that (i) a party may make a transfer of all (but not less than all) of its rights and obligations under this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity and (ii) the Transferee may grant a lien on all of its rights under this Agreement under and in accordance with the Indenture entered into in connection with the Notes Transaction. Any purported transfer that is not in compliance with this provision will be void.

(b) No Person shall be a third party beneficiary of this Agreement, except that the Trustee (as defined in the Indenture) shall be a third party beneficiary of the assurances and agreements to the benefit of the Transferee hereunder.

SECTION 3.10 Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to the Transferor or Transferee or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the Transferor and Transferee as to the subject matter hereof and the deletion of such portion of this Agreement will not substantially impair the respective expectations of the Transferor and Transferee or the practical realization of the benefits hereof that would otherwise be conferred upon the Transferor and the Transferee. The Transferor will endeavor in good faith negotiations with the Transferee to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

SECTION 3.11 Documents. If requested by Transferee, the Transferor shall furnish to the Transferee copies of any credit documentation in its possession in respect of a Debt Obligation and, as and when available to the Transferor, a copy of each amendment, consent or waiver in connection with any such documentation. The Transferee agrees that it shall maintain the confidentiality of any such documents to the extent required therein and to the same extent as if it were a party thereto and shall, upon the Transferor’s request, provide to the Transferor a confidentiality undertaking to such effect in accordance with the terms of the such documentation prior to the delivery thereof.

SECTION 3.12 Counterparts. This Agreement (and each amendment, modification and waiver in respect of it) may be executed in any number of counterparts (including by facsimile transmission or other form of electronic transmission), each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as a deed as of the date first written above.

CM FINANCE LLC

By:	CM Investment Partners LP

By:	/s/ Michael C. Mauer
Name: Michael C. Mauer
Title: Chief Executive Officer and Co- Chief Investment Officer

Master Participation and Assignment Agreement

Executed as a deed by:

CM FINANCE SPV LTD.

By:	/s/ Christopher E. Jansen
Name: Christopher E. Jansen
Title: Director

Master Participation and Assignment Agreement